EXHIBIT 99.1

news release

DR. IAN JOHN MASSEY JOINS QLT’S BOARD OF DIRECTORS

For Immediate Release	June 13, 2006

VANCOUVER, CANADA—QLT Inc. (NASDAQ:   QLTI; TSX:  QLT) announced today that it has appointed Dr. Ian John Massey, to its board of directors.

“Ian brings over 25 years of pharmaceutical experience and leadership skills to this role,” said Boyd Clarke, Chairman and Director of QLT Inc. “We are delighted to welcome Dr. Massey to QLT’s board of directors and look to benefit from his substantial industry experience as we guide management toward achieving our strategic goals.”

Dr.  Massey is a senior pharmaceutical executive with experience in all phases of the drug discovery and development process. Until recently, Dr. Massey was the Senior Vice President, and Head of Research and Preclinical Development, at Roche Palo Alto. From 1995 to 2002, Dr. Massey held positions of increasing responsibility at Roche Bioscience including Senior Vice President, Head of Neurobiology Business Unit and Central Research & Development and Vice President and Director of Preclinical Research and Development. Prior to joining Roche, Dr. Massey was at Syntex Research for over 15 years where he held a number of senior positions, culminating in the position of Vice President and Director, Institute of Analytical Research. Dr. Massey has a D. Phil. degree in Organic Chemistry from the University of Oxford, England, a M.A. in Organic/Natural Product Chemistry and a B.A. in Chemistry.

This appointment brings the number of directors on the Board to ten.

QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes or Bal Bains
Telephone:  604-707-7000 or 1-800-663-5486
Fax:
604-707-7001

Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, and constitute “forward-looking information” of QLT within the meaning of applicable Canadian securities legislation, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. These statements include the risk that we may not be able to implement our strategic goals. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements are described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.